EXHIBIT 5

LETTERHEAD OF WILLIAM T. KIRTLEY, P.A.

September 30, 2002

Board of Directors
R J Lending, Inc.
1717 Second Street, Suite D
Sarasota, Florida 34236

Re:
Opinion relating to validity of issuance of 370,400 shares of common stock, $.01 par value, of R J LENDING, INC. and issuance of secured promissory notes in proposed aggregate principal amount of $10 million

Gentlemen:

In connection with the above-referenced matter, we have assisted R J LENDING, INC. (the “Company”) in connection with its organization under the Florida Business Corporation Act, as well as all matters relating to such organization and the authorization of the Board of Directors providing for the public offer and sale of a maximum of 370,400 shares of the common stock, $.01 par value, of the Company and an aggregate $10 million principal amount of secured promissory notes having maturities of 18 months, 36 months and 60 months intended to be offered at interest rates 2% above those rates available on certificates of deposit offered by area banks.

We have also assisted the Company in the preparation and filing of a Registration Statement on Form SB-2 with the United States Securities and Exchange Commission, Commission File No. 333-86516, relating to the offer of such common stock and secured promissory notes. Such representation has also involved assistance in the preparation of any amendments to the referenced Registration Statement.

In connection with the foregoing activities, we have been requested to render our opinion with respect to certain matters relating to the common stock and secured promissory notes described in the first paragraph above. In connection with the rendering of such opinions express below, we have made such examinations of the Constitution of the State of Florida, the statutes of the State of Florida and reported judicial decisions which may have a bearing upon the opinions expressed herein and which relate to those provisions of the Florida Constitution, statutes and judicial opinions examined by us. Based upon the foregoing-described examination, it is our opinion that:

Board of Directors
R J Lending, Inc.

September 30, 2002

1.  The common stock, when issued under the circumstances described in the Registration Statement and in accordance with the enabling resolutions of the Board of Directors of the Company, will be validly issued, fully paid and non-assessable and will have the characteristics attributed to such common stock in the Registration Statement.

2.  The offer of the secured promissory notes in the indicated aggregate principal amount and incorporating the terms and interest rates reflected in the referenced Registration Statement, has also been duly authorized by the Board of Directors of the Company and such promissory notes will, when issued, be legally issued, fully paid and non-assessable and will have the characteristics as described in the referenced Registration Statement.

3.  The offer and sale of the secured promissory notes in aggregate principal amount of $10 million in accordance with the terms of the offering as set forth in the Registration Statement will constitute a transaction exempt from the provisions of the Trust Indenture Act of 1939, as amended, by virtue of Section 304(a)(9) of such Act.

Very truly yours,

/s/ WILLIAM T. KIRTLEY, P.A.
WILLIAM T. KIRTLEY, P.A

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